Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the Second Quarter and First Six Months of 2014

Las Vegas, NV (PR Newswire) (August 12, 2014) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the second quarter and six months ended June 30, 2014.

During the second quarter ended June 30, 2014, the Company posted a net loss of $1.2 million, or ($0.15) per basic and diluted share, compared to a net loss of $0.1 million, or ($0.01) per basic and diluted share, for the second quarter of 2013. During the first six months of 2014, the Company posted a net loss of $2.3 million, or ($0.29) per basic and diluted share, compared to net income of $0.5 million, or $0.06 per basic and diluted share, for the year ended 2013. The decrease in net income for the second quarter and the first six months of 2014 was due to a decrease in sales of our currency products which caused fixed manufacturing costs to be allocated over a lower revenue base, offset by a reduction in selling, administrative and research and development expenses.

During the second quarter of 2014, the Company had revenues of $10.2 million, compared to revenues of $14.1 million in the second quarter of 2013. During the first six months of 2014, the Company had revenues of $20.8 million, compared to revenues of $28.9 million in the same period of prior year. The decrease in revenues was mainly due to a reduction in worldwide casino currency sales in 2014 compared to 2013, caused by the lack of openings/ expansions in 2014.

“We do not anticipate that we will benefit from any casino openings in the remainder of 2014,” commented Greg Gronau, GPIC President, Chief Executive Officer, Treasurer and Secretary. “We have received a significant order to supply new chips and plaques for a casino expansion in Macau. The order includes nearly 900,000 chips and over 137,000 plaques from the Company's Bourgogne et Grasset® and Bud Jones® brands totaling just under $6.4 million of revenue which should be recognized in the remainder of 2014. In addition, the acquisition of the gaming assets of GemGroup will add the Gemaco® brand playing cards and table layouts to our domestic product portfolio and increase our US market share in both products. It also adds the manufacturing and sale of layouts to our Asia Pacific product offerings.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Bud Jones® and Gemaco®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; potential acquisitions and the successful integration of acquired businesses; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; the duration or effects of unfavorable economic conditions which may reduce our sales; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2013, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, President, Chief Executive Officer, Treasurer and Secretary

+1.702.384.2425

investorrelations@gpigaming.com

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$15,517	$14,492
Marketable securities	4,989	5,724
Accounts receivable, net	4,195	5,905
Inventories	8,110	7,407
Prepaid expenses	838	965
Deferred income tax asset	630	628
Restricted Cash	10,000	-
Other current assets	2,438	3,054
Total current assets	46,717	38,175
Property and equipment, net	10,139	10,996
Intangibles, net	923	985
Deferred income tax asset	3,264	3,643
Inventories, non-current	509	175
Other assets	2,349	1,475
Total assets	$63,901	$55,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Demand line of credit	$10,000	$-
Accounts payable	2,402	2,291
Accrued liabilities	2,925	2,918
Customer deposits and deferred revenue	1,395	646
Income taxes payable	195	251
Total current liabilities	16,917	6,106
Deferred income tax liability	1,865	1,870
Total liabilities	18,782	7,976
Commitments and contingencies - see Note 9
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,916,094 issued and outstanding, respectively	82	82
Additional paid-in capital	19,853	19,771
Treasury stock at cost: 290,983 shares	(2,262)	(2,262)
Retained earnings	25,920	28,205
Accumulated other comprehensive income	1,526	1,677
Total stockholders' equity	45,119	47,473
Total liabilities and stockholders' equity	$63,901	$55,449

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$10,216	$14,146	$20,775	$28,914
Cost of revenues	7,463	9,761	15,263	20,249
Gross profit	2,753	4,385	5,512	8,665

Marketing and sales	1,343	1,505	2,646	3,010
General and administrative	2,043	2,382	4,111	4,481
Research and development	417	494	854	1,027
Operating (loss) income	(1,050)	4	(2,099)	147
Other income and (expense), net	49	(40)	106	38
(Loss) income before income taxes	(1,001)	(36)	(1,993)	185
Income tax provision (benefit)	154	18	292	(293)
Net (loss) income	$(1,155)	$(54)	$(2,285)	$478

Earnings per share:
Basic	$(0.15)	$(0.01)	$(0.29)	$0.06
Diluted	$(0.15)	$(0.01)	$(0.29)	$0.06
Weighted-average shares of common stock outstanding:
Basic	7,916	7,949	7,916	8,038
Diluted	7,916	7,949	7,916	8,116